Exhibit 99.1

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

AMERICREDIT CORP.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,
	2007	2006
Assets
Cash and cash equivalents	$910,304	$513,240
Finance receivables, net	15,102,370	11,097,008
Restricted cash—securitization notes payable	1,014,353	860,935
Restricted cash—credit facilities	166,884	140,042
Credit enhancement assets	5,919	104,624
Property and equipment, net	58,572	57,225
Leased vehicles, net	33,968
Deferred income taxes	151,704	78,789
Goodwill	208,435	14,435
Other assets	158,511	201,567

Total assets	$17,811,020	$13,067,865

Liabilities and Shareholders’ Equity
Liabilities:
Credit facilities	$2,541,702	$2,106,282
Securitization notes payable	11,939,447	8,518,849
Senior notes	200,000
Convertible senior notes	750,000	200,000
Funding payable	87,474	54,623
Accrued taxes and expenses	199,059	155,799
Other liabilities	18,188	23,426

Total liabilities	15,735,870	11,058,979

Commitments and contingencies (Note 12)
Shareholders’ equity:
Preferred stock, $.01 par value per share, 20,000,000 shares authorized; none issued Common stock, $.01 par value per share, 230,000,000 shares authorized; 120,590,473 and 169,459,291 shares issued	1,206	1,695
Additional paid-in capital	71,323	1,217,445
Accumulated other comprehensive income	45,694	74,282
Retained earnings	2,000,066	1,639,817

	2,118,289	2,933,239
Treasury stock, at cost (1,934,061 and 42,126,843 shares)	(43,139)	(924,353)

Total shareholders’ equity	2,075,150	2,008,886

Total liabilities and shareholders’ equity	$17,811,020	$13,067,865

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(dollars in thousands, except per share data)

Years Ended June 30,	2007	2006	2005
Revenue
Finance charge income	$2,142,470	$1,641,125	$1,217,696
Servicing income	9,363	75,209	177,585
Other income	136,093	86,157	55,565
Gain on sale of equity investment	51,997	8,847

	2,339,923	1,811,338	1,450,846

Costs and expenses
Operating expenses	399,717	336,153	312,637
Provision for loan losses	727,653	567,545	418,711
Interest expense	680,825	419,360	264,276
Restructuring charges, net	(339)	3,045	2,823

	1,807,856	1,326,103	998,447

Income before income taxes	532,067	485,235	452,399
Income tax provision	171,818	179,052	166,490

Net income	360,249	306,183	285,909

Other comprehensive (loss) income
Unrealized losses on credit enhancement assets	(3,043)	(6,165)	(23,126)
Unrealized (losses) gains on cash flow hedges	(1,036)	8,892	5,055
Increase in fair value of equity investment	4,497	56,347
Reclassification of gain on sale of equity investment into earnings	(51,997)	(8,847)
Foreign currency translation adjustment	4,521	9,028	7,800
Income tax benefit (provision)	18,470	(18,538)	7,013

Other comprehensive (loss) income	(28,588)	40,717	(3,258)

Comprehensive income	$331,661	$346,900	$282,651

Earnings per share

Basic	$3.02	$2.29	$1.88

Diluted	$2.73	$2.08	$1.73

Weighted average shares

Basic	119,155,716	133,837,116	152,184,740

Diluted	133,224,945	148,824,916	167,242,658

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Treasury Stock
	Shares	Amount				Shares	Amount
Balance at July 1, 2004	162,777,598	$1,628	$1,081,079	$36,823	$1,047,725	5,165,588	$(42,143)
Common stock issued on exercise of options	3,336,912	33	40,158
Common stock issued on exercise of warrants	24,431
Income tax benefit from exercise of options and amortization of convertible senior notes hedge			18,211
Common stock issued for employee benefit plans	669,115	7	(93)			(493,060)	7,150
Stock option expense			11,257
Repurchase of common stock						16,507,529	(362,570)
Other comprehensive loss, net of income tax benefit of $7,013				(3,258)
Net income					285,909

Balance at June 30, 2005	166,808,056	1,668	1,150,612	33,565	1,333,634	21,180,057	(397,563)
Common stock issued on exercise of options	2,367,995	24	27,420
Income tax benefit from exercise of options and amortization of convertible senior notes hedge			16,922
Common stock issued for employee benefit plans	283,240	3	5,905			(78,288)	1,280
Stock based compensation expense			16,586
Repurchase of common stock						21,025,074	(528,070)
Other comprehensive income, net of income taxes of $18,538				40,717
Net income					306,183

Balance at June 30, 2006	169,459,291	1,695	1,217,445	74,282	1,639,817	42,126,843	(924,353)
Common stock issued on exercise of options	4,398,036	44	52,585
Income tax benefit from exercise of options and amortization of convertible senior notes hedges			30,196
Common stock issued for employee benefit plans	333,146	3	6,811			(76,499)	1,746
Stock based compensation expense			20,230
Purchase of warrants						17,687	(334)
Issuance of warrants			93,086
Purchase of call option related to convertible debt			(145,710)
Retirement of treasury stock	(53,600,000)	(536)	(1,203,320)			(53,600,000)	1,203,856
Repurchase of common stock						13,466,030	(324,054)
Other comprehensive loss, net of income tax benefit of $18,470				(28,588)
Net income					360,249

Balance at June 30, 2007	120,590,473	$1,206	$71,323	$45,694	$2,000,066	1,934,061	$(43,139)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

Years Ended June 30,	2007	2006	2005
Cash flows from operating activities
Net income	$360,249	$306,183	$285,909
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,737	35,304	38,267
Accretion and amortization of loan fees	(16,982)	(20,062)	16,962
Provision for loan losses	727,653	567,545	418,711
Deferred income taxes	(44,564)	(41,921)	(50,218)
Accretion of present value discount	(6,637)	(40,153)	(78,066)
Stock based compensation expense	20,230	16,586	11,468
Gain on sale of available for sale securities	(51,997)	(8,847)
Other	2,396	2,853	1,336
Changes in assets and liabilities, net of assets and liabilities acquired:
Other assets	30,313	117,650	(25,578)
Accrued taxes and expenses	21,605	26,193	(4,829)

Net cash provided by operating activities	1,079,003	961,331	613,962

Cash flows from investing activities
Purchases of receivables	(8,832,379)	(7,147,471)	(5,447,444)
Principal collections and recoveries on receivables	5,884,140	4,373,044	3,202,788
Distributions from gain on sale Trusts, net of swap payments	93,271	454,531	547,011
Purchases of property and equipment	(11,604)	(5,573)	(7,676)
Sale of property		34,807
Net purchases of leased vehicles	(28,427)
Proceeds from sale of equity investment	62,961	11,992
Acquisition of Bay View, net of cash acquired		(61,764)
Acquisition of Long Beach, net of cash acquired	(257,813)
Change in restricted cash—securitization notes payable	(32,953)	(195,456)	(147,476)
Change in restricted cash—credit facilities	(23,579)	325,724	(245,551)
Change in other assets	2,314	(6,473)	29,442

Net cash used by investing activities	(3,144,069)	(2,216,639)	(2,068,906)

Cash flows from financing activities
Net change in credit facilities	232,895	887,430	490,974
Issuance of securitization notes payable	6,748,304	4,645,000	4,550,000
Payments on securitization notes payable	(4,923,625)	(3,760,931)	(2,990,238)
Issuance of (payments on) senior notes	200,000	(167,750)
Issuance of convertible senior notes	550,000
Debt issuance costs	(40,247)	(14,520)	(21,577)
Proceeds from sale of warrants related to convertible debt	93,086
Purchase of call option related to convertible debt	(145,710)
Repurchase of common stock	(324,054)	(528,070)	(362,570)
Net proceeds from issuance of common stock	58,157	32,467	42,201
Other net changes	15,938	7,697	(13,276)

Net cash provided by financing activities	2,464,744	1,101,323	1,695,514

Net increase (decrease) in cash and cash equivalents	399,678	(153,985)	240,570
Effect of Canadian exchange rate changes on cash and cash equivalents	(2,614)	3,724	1,481
Cash and cash equivalents at beginning of year	513,240	663,501	421,450

Cash and cash equivalents at end of year	$910,304	$513,240	$663,501

The accompanying notes are an integral part of these consolidated financial statements.

AMERICREDIT CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Summary of Significant Accounting Policies

History and Operations

We were formed on August 1, 1986, and, since September 1992, have been in the business of purchasing and servicing automobile sales finance contracts. During fiscal 2007, we began originating operating leases on automobiles.

Basis of Presentation

The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries, including certain special purpose financing trusts utilized in securitization transactions (“Trusts”) which are considered variable interest entities. All intercompany transactions and accounts have been eliminated in consolidation. Certain prior years amounts, including deferred and current income tax provisions, have been reclassified to conform to the current year presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the amount of revenue and costs and expenses during the reporting periods. Actual results could differ from those estimates and those differences may be material. These estimates include, among other things, the determination of the allowance for loan losses on finance receivables, stock based compensation and income taxes.

Cash Equivalents

Investments in highly liquid securities with original maturities of 90 days or less are included in cash and cash equivalents.

Finance Receivables

Finance receivables are carried at amortized cost.

Allowance for Loan Losses

Provisions for loan losses are charged to operations in amounts sufficient to maintain the allowance for loan losses at a level considered adequate to cover probable credit losses inherent in our finance receivables.

The allowance for loan losses is established systematically based on the determination of the amount of probable credit losses inherent in the finance receivables as of the reporting date. We review charge-off experience factors, delinquency reports, historical collection rates, estimates of the value of the underlying collateral, economic trends, such as unemployment rates, and other information in order to make the necessary judgments as to probable credit losses. We also use historical charge-off experience to determine a loss confirmation period, which is defined as the time between when an event, such as delinquency status, giving rise to a probable credit loss occurs with respect to a specific account and when such account is charged off. This loss confirmation period is applied to the forecasted probable credit losses to determine the amount of losses inherent in finance receivables at the reporting date. Assumptions regarding probable credit losses and loss confirmation periods are reviewed periodically and may be impacted by actual performance of finance receivables and changes in any of the factors discussed above.

Charge-off Policy

Our policy is to charge off an account in the month in which the account becomes 120 days contractually delinquent if we have not repossessed the related vehicle. We charge off accounts in repossession when the automobile is repossessed and legally available for disposition. A charge-off generally represents the difference between the estimated net sales proceeds and the amount of the delinquent contract, including accrued interest. Accounts in repossession that have been charged off have been removed from finance receivables and the related repossessed automobiles, aggregating $39.4 million and $27.4 million at June 30, 2007 and 2006, respectively, are included in other assets on the consolidated balance sheets pending sale.

Credit Enhancement Assets

We periodically transfer receivables to Trusts, and the Trusts, in turn, issue asset-backed securities to investors in securitization transactions.

Prior to October 1, 2002, we structured our securitization transactions to meet the accounting criteria for sales of finance receivables. We retained an interest in the receivables in the form of a residual or interest-only receivables from Trusts and also retained other subordinated interests in the receivables transferred to the Trusts. The interests retained are classified as either interest-only receivables from Trusts, investments in Trust receivables or restricted cash—gain on sale Trusts depending upon the form of interest retained. These interests are collectively referred to as credit enhancement assets.

Since finance receivables held by the Trusts can be contractually prepaid or otherwise settled in such a way that we would not recover all of our recorded investment in the retained interests, credit enhancement assets are classified as available for sale and are measured at fair value. At each reporting date, the fair value of credit enhancement assets is estimated by calculating the present value of the expected cash distributions to us using discount rates commensurate with the risks involved. Interest-only receivables from Trusts represent the present value of estimated future excess cash flows resulting from the difference between the finance charge income received from the obligors on the receivables and the interest paid to the investors in the asset-backed securities, net of credit losses, servicing fees and other expenses. Investments in Trust receivables represent the present value of the excess of finance receivables held in the Trusts over outstanding debt balance of the Trusts. Restricted cash—gain on sale Trusts represents the present value of cash held in restricted accounts used to provide credit enhancement for specific Trusts.

Unrealized gains or unrealized losses are reported net of income tax effects as accumulated other comprehensive income that is a separate component of shareholders’ equity until realized. If a decline in fair value is deemed other-than-temporary, the assets are written down through an impairment charge to operations. The discount used to estimate the present value of the credit enhancement assets is accreted into income using the interest method over the expected life of the securitization and is recorded as part of servicing income.

Subsequent to September 30, 2002, we structured our securitization transactions to no longer meet the accounting criteria for sales of finance receivables and, accordingly, such securitization transactions have been accounted for as secured financings. Therefore, following a securitization, the finance receivables and the related securitization notes payable remain on the consolidated balance sheets. We recognize finance charge and fee income on the receivables and interest expense on the securities issued in the securitization transaction, and record a provision for loan losses to recognize probable loan losses inherent in the finance receivables. Credit enhancements for securitizations accounted for as secured financings are not characterized as interest-only receivables from Trusts, investments in Trust receivables and restricted cash—gain on sale Trusts on our consolidated balance sheets. Cash pledged to support the securitization transaction is deposited to a restricted account and recorded on our consolidated balance sheets as restricted cash—securitization notes payable. Additionally, investments in Trust receivables, or overcollateralization, is calculated as the difference between finance receivables securitized and securitization notes payable. Under the secured financing securitization structure, interest-only receivables from Trusts are not reflected as an asset upon transfer of finance receivables but instead will be recognized in the income statement when earned in future periods.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation is generally provided on a straight-line basis over the estimated useful lives of the assets, which ranges from three to 25 years. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts at the time of disposition and any resulting gain or loss is included in operations. Maintenance, repairs and minor replacements are charged to operations as incurred; major replacements and betterments are capitalized.

Leased Vehicles

Leased vehicles consist of automobiles leased to consumers. These assets are reported at cost, less accumulated depreciation. Depreciation expense is recorded on a straight-line basis over the term of the lease. Leased vehicles are depreciated to the estimated residual value at the end of the lease term. Depreciation expense is included in operating expenses on our consolidated statements of income. Residual values of operating leases are evaluated individually for impairment under Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). Under SFAS 144, when aggregate future cash flows from the operating lease, including the expected realizable fair value of the leased asset at the end of the lease, are less than the book value of the lease, an immediate impairment write-down is recognized if the difference is deemed not recoverable. Otherwise, reductions in the expected residual value result in additional depreciation of the leased asset over the remaining term of the lease. Upon disposition, a gain or loss is recorded for any difference between the net book value of the lease and the proceeds from the disposition of the asset, including any insurance proceeds.

Goodwill and Other Intangible Assets

Under the purchase method of accounting, the net assets of entities acquired by us are recorded at their estimated fair value at the date of acquisition. The excess cost of the acquisition over the fair value of net assets is recorded as goodwill. Other identifiable intangible assets are amortized either on an accelerated or straight-line basis over their estimated useful lives. Goodwill and other intangible assets are evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Derivative Financial Instruments

We recognize all of our derivative financial instruments as either assets or liabilities on our consolidated balance sheets at fair value. The accounting for changes in the fair value of each derivative financial instrument depends on whether it has been designated and qualifies as an accounting hedge, as well as the type of hedging relationship identified.

Interest Rate Swap Agreements

We utilize interest rate swap agreements to convert floating rate exposures on securities issued by securitization Trusts accounted for as secured financings and our medium term note facility to fixed rates, thereby hedging the variability in interest expense paid. Portions of these interest rate swap agreements are designated as cash flow hedges and are highly effective in hedging our exposure to interest rate risk from both an accounting and economic perspective.

For interest rate swap agreements designated as hedges, we formally document all relationships between the interest rate swap agreement and the underlying asset, liability or cash flows being hedged, as well as our risk management objective and strategy for undertaking the hedge transactions. At hedge inception and at least quarterly, we also formally assess whether the interest rate swap agreements that are used in hedging transactions have been highly effective in offsetting changes in the cash flows or fair value of the hedged items and whether those interest rate swap agreements may be expected to remain highly effective in future periods. In addition, we also assess the continued probability that the hedged cash flows will be realized.

We use regression analysis to assess hedge effectiveness of our cash flow hedges on a prospective and retrospective basis. A derivative financial instrument is deemed to be effective if the X-coefficient from the regression analysis is between a range of 0.80 and 1.25. At June 30, 2007, all of our interest rate swap agreements designated as cash flow hedges fall within this range and are deemed to be effective hedges for accounting purposes. We use the hypothetical derivative method to measure the amount of ineffectiveness of our cash flow hedges to be recorded in earnings.

The effective portion of the changes in the fair value of the interest rate swaps qualifying as cash flow hedges are deferred and included in shareholders’ equity as a component of accumulated other comprehensive income as an unrealized gain or loss on cash flow hedges. These unrealized gains or losses are recognized as adjustments to income over the same period in which cash flows from the related hedged item affect earnings. However, if we expect the continued reporting of a loss in accumulated other comprehensive income would lead to recognizing a net loss on the combination of the interest rate swap agreements and the hedged item, the loss is reclassified to earnings for the amount that is not expected to be recovered. Additionally, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the cash flows being hedged, any changes in fair value relating to the ineffective portion of these contracts are recognized in interest expense on our consolidated statements of income and comprehensive income. We discontinue hedge accounting prospectively when it is determined that an interest rate swap agreement has ceased to be effective as an accounting hedge or if the underlying hedged cash flow is no longer probable of occurring.

Interest Rate Cap Agreements

Our special purpose finance subsidiaries are contractually required to purchase interest rate cap agreements as credit enhancement in connection with securitization transactions and credit facilities. As part of our interest rate risk management strategy and when economically feasible, we may simultaneously sell a corresponding interest rate cap agreement in order to offset the premium paid to purchase the interest rate cap agreement and thus retain the interest rate risk. The fair value of our interest rate cap agreements purchased by our special purpose finance subsidiaries are included in other assets on the consolidated balance sheets. The fair value of our interest rate cap agreements sold by us is included in other liabilities on the consolidated balance sheets. Because the interest rate cap agreements entered into by us or our special purpose finance subsidiaries do not qualify for hedge accounting, changes in the fair value of interest rate cap agreements purchased by the special purpose finance subsidiaries and interest rate cap agreements sold by us are recorded in interest expense on our consolidated statements of income and comprehensive income.

We do not hold any interest rate cap or swap agreements for trading purposes.

Interest rate risk management contracts are generally expressed in notional principal or contract amounts that are much larger than the amounts potentially at risk for nonpayment by counterparties. Therefore, in the event of nonperformance by the counterparties, our credit exposure is limited to the uncollected interest and the market value related to the contracts that have become favorable to us. We manage the credit risk of such contracts by using highly rated counterparties, establishing risk limits and monitoring the credit ratings of the counterparties.

We maintain a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association Master Agreement. When we are engaged in more than one outstanding derivative transaction with the same counterparty and also have a legally enforceable master netting agreement with that counterparty, the net mark-to-market exposure represents the netting of the positive and negative exposures with that counterparty. When there is a net negative exposure, we regard our credit exposure to the counterparty as being zero. The net mark-to-market position with a particular counterparty represents a reasonable measure of credit risk when there is a legally enforceable master netting agreement (i.e. a legal right of a setoff of receivable and payable derivative contracts) between us and the counterparty.

Income Taxes

Deferred income taxes are provided in accordance with the asset and liability method of accounting for income taxes to recognize the tax effects of tax credits and temporary differences between financial statement and income tax accounting. A valuation allowance is recognized if it is more likely than not that some portion or the entire deferred tax asset will not be realized.

Revenue Recognition

Finance Charge Income

Finance charge income related to finance receivables is recognized using the interest method. Accrual of finance charge income is suspended on accounts that are more than 60 days delinquent. Fees and commissions received and direct costs of originating loans are deferred and amortized over the term of the related finance receivables using the interest method and are removed from the consolidated balance sheets when the related finance receivables are sold, charged off or paid in full.

Servicing Income

Servicing income consists of servicing fees earned from servicing domestic finance receivables sold to gain on sale Trusts, other-than-temporary impairment on our credit enhancement assets and accretion of present value discounts and unrealized gains related to credit enhancement assets. Servicing fees are recognized when earned. Other-than-temporary impairment is recognized when the fair value of the credit enhancement assets is less than the reference amount. The present value discounts, representing the risk-adjusted time value of money of estimated cash flows expected to be received from the credit enhancement assets, are accreted into earnings using the interest method over the expected life of the securitization. Additionally, the unrealized gains on credit enhancement assets reflected in accumulated other comprehensive income are also accreted into earnings over the life of the credit enhancement assets using the effective interest method. We reduce accretion of the present value discount in a period when such accretion would cause an other-than-temporary impairment in a securitization Trust. Accretion is reduced on the securitization Trust and an other-than-temporary impairment is recorded in an amount equal to the amount by which the reference amount exceeds the revised value of the related credit enhancement assets. Future period accretion is subsequently recognized based upon the revised value and recorded over the remaining expected life of the securitization Trust.

Operating Leases—deferred origination fees or costs

Deferred revenue is amortized on a straight-line basis over the lease term and is included in other income on our consolidated statements of income. Net deferred origination fees or costs are amortized over the life of the lease to other income.

Stock Based Compensation

Effective July 1, 2005, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment, revised 2004” (“SFAS 123R”), prospectively for all awards granted, modified or settled after June 30, 2005. We adopted the standard by using the modified prospective method that is one of the adoption methods provided for under SFAS 123R. SFAS 123R, which revised FASB Statement No. 123, “Accounting for Stock-

Based Compensation” (“SFAS 123”), requires that the cost resulting from all share-based payment transactions be measured at fair value and recognized in the financial statements. Additionally, on July 1, 2005, we adopted Staff Accounting Bulletin No. 107 (“SAB 107”), which the Securities and Exchange Commission issued in March 2005 to provide its view on the valuation of share-based payment arrangements for public companies. For the years ended June 30, 2007, 2006, and 2005, we have recorded total stock based compensation expense of $20.2 million ($13.7 million net of tax), $16.6 million ($10.5 million net of tax) and $11.5 million ($7.2 million net of tax), respectively. Included in total stock based compensation expense for the years ended June 30, 2007 and 2006, is an additional $0.1 million and $4.5 million, respectively, as a result of adoption of SFAS 123R and SAB 107 for amortization of outstanding options that vest subsequent to June 30, 2005, and were granted prior to our implementation of SFAS 123 on July 1, 2003. There is no remaining amortization on these outstanding options at June 30, 2007. The consolidated statement of income and comprehensive income for the year ended June 30, 2005, has not been restated to reflect the amortization of these options.

The tax benefit of the stock option expense of $19.8 million and $13.5 million for the years ended June 30, 2007 and 2006, which was calculated using the short-cut method, has been included in other net changes as a cash inflow from financing activities on the consolidated statements of cash flows.

The following table illustrates the effect on net income and earnings per share had compensation expense for all options granted under our plans been determined using the fair value-based method and amortized over the expected life of the options (in thousands, except per share data):

Year Ended June 30,	2005
Net income, as reported	$285,909
Add: Stock based compensation expense included in reported net income, net of related tax effects	7,248
Deduct: Stock based compensation expense determined under fair value-based method, net of related tax effects	(22,949)

Pro forma net income	$270,208

Earnings per share:
Basic—as reported	$1.88

Basic—pro forma	$1.78

Diluted—as reported	$1.73

Diluted—pro forma	$1.63

The fair value of each option granted or modified was estimated using an option-pricing model with the following weighted average assumptions:

Years Ended June 30,	2007	2006	2005
Expected dividends	0	0	0
Expected volatility	32.4%	33.7%	52.6%
Risk-free interest rate	4.7%	4.7%	3.0%
Expected life	2.3 years	2.6 years	2.6 years

We have not paid out dividends historically, thus the dividend yields are estimated at zero percent.

Expected volatility reflects an average of the implied and historical volatility rates. Management believes that a combination of market-based measures is currently the best available indicator of expected volatility.

The risk-free interest rate is the implied yield available for zero-coupon U.S. government issues with a remaining term equal to the expected life of the options.

The expected lives of options are determined based on our historical option exercise experience and the term of the option.

Assumptions are reviewed each time there is a new grant or modification of a previous grant and may be impacted by actual fluctuation in our stock price, movements in market interest rates and option terms. The use of different assumptions produces a different fair value for the options granted or modified and impacts the amount of compensation expense recognized on the consolidated statements of income and comprehensive income.

Current Accounting Pronouncements

Statement of Financial Accounting Standards No. 155

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments” (“SFAS 155”). SFAS 155 amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS 155 (i) permits the fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, (ii) clarifies which interest-only strips and principal-only strips are not subject to the requirement of SFAS 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends SFAS 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of our fiscal year ending June 30, 2008. Management has evaluated the impact of the adoption of this statement and it is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 156

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 156”). SFAS 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in specific situations. Additionally, the servicing asset or servicing liability shall be initially measured at fair value, if practicable. SFAS 156 permits an entity to choose either the amortization method or fair value measurement method for subsequent measurement of the servicing asset or servicing liability. SFAS 156 is effective for our fiscal year ending June 30, 2008. Management has evaluated the impact of the adoption of this statement and it is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

FASB Interpretation No. 48

In July 2006, the FASB issued FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109.” FIN 48 prescribes a comprehensive model for recognizing, measuring, presenting and disclosing in the financial statements tax positions taken or expected to be taken on a tax return, including a decision whether to file or not to file in a particular jurisdiction. FIN 48 is effective for our fiscal year ending June 30, 2008. We are currently evaluating the potential impact FIN 48 will have on our financial position and results of operations.

Statement of Financial Accounting Standards No. 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. Additionally, companies are required to provide certain disclosures regarding instruments within the hierarchy, including a reconciliation of the beginning and ending balances for each major category of assets and liabilities. SFAS 157 applies to other accounting pronouncements that require or permit fair value measurements. SFAS 157 is effective for our fiscal year ending June 30, 2009. Management is evaluating the impact of the statement but it is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

Statement of Financial Accounting Standards No. 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”), which provides the option to report certain financial assets and liabilities at fair value, with the intent to mitigate volatility in financial reporting that can occur when related assets and liabilities are recorded on different bases. SFAS 159 also amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” by providing the option to record unrealized gains and losses on securities currently classified as held-for-sale and held-to-maturity. SFAS 159 is effective for our fiscal year ending June 30, 2009. Management is evaluating the impact of the statement but it is not expected to have a material impact on our consolidated financial position, results of operations or cash flows.

2.    Acquisitions

On January 1, 2007, we acquired the stock of Long Beach Acceptance Corporation (“LBAC”) to expand our market niche. The total consideration in the all-cash transaction, including transaction costs, was approximately $287.7 million. The fair value of the net assets acquired was approximately $90.9 million, which resulted in goodwill of approximately $196.8 million, all of which is deductible for federal income tax purposes. LBAC serves auto dealers in 34 states offering auto finance products primarily to consumers with near-prime credit bureau scores.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Finance receivables, net	$1,743,568
Goodwill	196,770
Other assets	468,165

Total assets	2,408,503

Securitization notes payable	1,595,890
Other liabilities	524,926

Total liabilities	2,120,816

Total assets acquired	$287,687

Subsequent to the acquisition, we adjusted our preliminary allocation of the LBAC purchase price by $3.5 million. We expect to continue to refine and finalize our purchase accounting estimates and assumptions during the fiscal year ending June 30, 2008. As a result of this, our preliminary purchase price allocation is subject to change.

The results of operations of LBAC subsequent to the acquisition are included in our consolidated statements of income and comprehensive income. The following unaudited proforma financial information presents a summary of consolidated results of operations of our company as if the acquisition had occurred at the beginning of the periods presented (dollars in thousands except for per share data):

June 30,	2007	2006
Revenue	$2,428,816	$1,950,126
Net income	360,446	309,926
Earnings per share, basic	3.02	2.32
Earnings per share, diluted	2.73	2.10

These unaudited proforma results have been prepared for comparative purposes only. These results may not be indicative of the results of operations that actually would have resulted had this acquisition occurred at the beginning of the periods presented.

On May 1, 2006, we acquired the stock of Bay View Acceptance Corporation (“BVAC”). The total consideration in the all-cash transaction was approximately $64.6 million. The fair value of the net assets acquired was $50.2 million which resulted in goodwill of $14.4 million, which is not deductible for federal income tax purposes. BVAC serves auto dealers in 32 states offering specialized auto finance products, including extended term financing and higher loan-to-value advances to consumers with prime credit bureau scores. Subsequent to the acquisition, we adjusted our preliminary allocation of the BVAC purchase price by $6.3 million.

3.    Finance Receivables

Finance receivables consist of the following (in thousands):

June 30,	2007	2006
Finance receivables unsecuritized, net of fees	$3,054,183	$2,415,000
Finance receivables securitized, net of fees	12,868,275	9,360,665
Less nonaccretable acquisition fees	(120,425)	(203,128)
Less allowance for loan losses	(699,663)	(475,529)

	$15,102,370	$11,097,008

Finance receivables securitized represent receivables transferred to our special purpose finance subsidiaries in securitization transactions accounted for as secured financings. Finance receivables unsecuritized include $2,797.4 million and $2,227.3 million pledged under our credit facilities as of June 30, 2007 and 2006, respectively.

Finance receivables are collateralized by vehicle titles and we have the right to repossess the vehicle in the event the consumer defaults on the payment terms of the contract.

The accrual of finance charge income has been suspended on $632.9 million and $574.8 million of delinquent finance receivables as of June 30, 2007 and 2006, respectively.

Finance contracts are generally purchased by us from auto dealers without recourse, and accordingly, the dealer usually has no liability to us if the consumer defaults on the contract. Depending upon the contract structure and consumer credit attributes, we may pay dealers a participation fee or we may charge dealers a non-refundable acquisition fee when purchasing individual finance contracts. We record the amortization of participation fees to finance charge income using the effective interest rate method. We record the accretion of acquisition fees on loans purchased subsequent to June 30, 2004, to finance charge income using the effective interest method. We recorded acquisition fees on loans purchased prior to July 1, 2004, as nonaccretable fees available to cover losses inherent in the loan portfolio. Additionally, we record a discount on finance receivables repurchased upon the exercise of a clean-up call option from our gain on sale securitization transactions and account for such discounts as nonaccretable discounts.

A summary of nonaccretable acquisition fees is as follows (in thousands):

Years Ended June 30,	2007	2006	2005
Balance at beginning of year	$203,128	$199,810	$176,203
Repurchase of receivables	9,195	29,423	24,133
Net charge-offs	(91,898)	(26,105)	(526)

Balance at end of year	$120,425	$203,128	$199,810

A summary of the allowance for loan losses is as follows (in thousands):

Years ended June 30,	2007	2006	2005
Balance at beginning of year	$475,529	$341,408	$242,208
Acquisition of Bay View		7,857
Acquisition of Long Beach	42,677
Provision for loan losses	727,653	567,545	418,711
Net charge-offs	(546,196)	(441,281)	(319,511)

Balance at end of year	$699,663	$475,529	$341,408

4.    Securitizations

A summary of our securitization activity and cash flows from special purpose entities used for securitizations is as follows (in thousands):

Years ended June 30,	2007	2006	2005
Receivables securitized	$7,659,927	$5,000,007	$4,913,319
Net proceeds from securitization	6,748,304	4,645,000	4,550,000
Servicing fees:
Sold	2,726	35,513	100,641
Secured financing(a)	276,942	218,986	173,509
Distributions from Trusts:
Sold	93,271	454,531	547,011
Secured financing	854,220	653,803	550,699

(a)	Servicing fees earned on securitizations accounted for as secured financings are included in finance charge income on the consolidated statements of income and comprehensive income.

We retain servicing responsibilities for receivables transferred to the Trusts. We earn a monthly base servicing fee on the outstanding principal balance of our domestic securitized receivables and supplemental fees (such as late charges) for servicing the receivables. We believe that servicing fees received on our domestic securitization pools represent adequate compensation based on the amount currently demanded by the marketplace. Additionally, these fees are the same as would fairly compensate a substitute servicer should one be required and, thus, we record neither a servicing asset nor a servicing liability.

As of June 30, 2007 and 2006, we were servicing $12,899.7 million and $9,795.1 million, respectively, of finance receivables that have been sold or transferred to securitization Trusts.

5.    Credit Enhancement Assets

Credit enhancement assets represent the present value of our retained interests in securitizations accounted for as sales. Our interest in credit enhancement assets are subordinate to the interests of the investors in and insurers of the Trusts, and the value of such assets is subject to the credit risks related to the receivables transferred to the Trusts. Credit enhancement assets would be utilized to cover monthly principal and interest payments to the investors and administrative fees in the event that cash generated from the securitization Trusts was not sufficient to cover these payments.

Credit enhancement assets consist of the following (in thousands):

June 30,	2007(a)	2006
Interest-only receivables from Trusts	$134	$3,645
Investments in Trust receivables		41,018
Restricted cash—gain on sale Trusts	5,785	59,961

	$5,919	$104,624

(a)	We had one acquired gain on sale Trust remaining at June 30, 2007.

A summary of activity in the credit enhancement assets is as follows (in thousands):

June 30,	2007	2006	2005
Balance at beginning of year	$104,624	$541,790	$1,062,322
Distributions from Trusts	(93,271)	(454,531)	(551,359)
Receivables repurchased under clean-up call options	(8,155)	(33,384)	(22,231)
Accretion of present value discount	2,372	29,012	64,083
Other-than-temporary impairment		(457)	(1,122)
Change in unrealized gain	349	2,165	(10,642)
Canadian currency translation adjustment		238	739
Acquisition of Bay View		19,791

Balance at end of year	$5,919	$104,624	$541,790

At the time of securitization of finance receivables, we are required to pledge assets equal to a specified percentage of the securitization pool to support the securitization transaction. Typically, the assets pledged consist of cash deposited to a restricted account and additional receivables delivered to the Trust, which create overcollateralization. The securitization transactions require the percentage of assets pledged to support the transaction to increase until a specified level is attained. Excess cash flows generated by the Trusts are added to the restricted cash account or used to pay down outstanding debt in the Trusts, creating overcollateralization until the targeted percentage level of assets has been reached. Once the targeted percentage level of assets is reached and maintained, excess cash flows generated by the Trusts are released to us as distributions from Trusts. Additionally, as the balance of the securitization pool declines, the amount of pledged assets needed to maintain the required percentage level is reduced. Assets in excess of the required percentage are also released to us as distributions from Trusts.

With respect to our securitization transactions covered by a financial guaranty insurance policy, agreements with the insurers provide that if portfolio performance ratios (delinquency, cumulative default or cumulative net loss triggers) in a Trust’s pool of receivables exceed certain targets, the specified credit enhancement levels would be increased.

Agreements with our financial guaranty insurance providers contain additional specified targeted portfolio performance ratios that are higher than the limits referred to in the preceding paragraphs. If, at any measurement date, the targeted portfolio performance ratios with respect to any insured Trust were to exceed these additional levels, provisions of the agreements permit our financial guaranty insurance providers to terminate our servicing rights to the receivables sold to that Trust.

Significant assumptions used in measuring the estimated fair value of credit enhancement assets related to the gain on sale Trusts at the balance sheet dates are as follows:

June 30,	2007	2006
Cumulative credit losses	2.1% (a)	12.5% – 14.3	%(b)
Discount rate used to estimate present value:
Interest-only receivables from Trusts	14.0%	14.0%
Investments in Trust receivables		9.8%
Restricted cash—gain on sale Trusts	9.8%	9.8%

(a)	We had one acquired gain on sale Trust remaining at June 30, 2007.
(b)	Excludes cumulative credit loss assumption of 2.3% related to the acquired gain on sale Trust at June 30, 2006.

We have not presented the expected weighted average life and prepayment assumptions used in measuring the fair value of credit enhancement assets due to the stability of these two attributes over time. The majority of our prepayment experience relates to defaults that are considered in the cumulative credit loss assumption. Our voluntary prepayment experience on our gain on sale receivables portfolio typically has not fluctuated significantly with changes in market interest rates or other economic or market factors. The weighted average life of the pools of loans are driven more by the default assumption than the voluntary prepayment rate assumption and therefore the weighted average life is not meaningful.

Expected cumulative static pool credit losses on receivables that have been sold to the Trusts are shown below:

	Securitizations Completed in Years Ended June 30,
	2004		2003	2002
Estimated cumulative credit losses as of:(a)
June 30, 2007	2.1	%(b)
June 30, 2006	2.3	%(b)	13.1%
June 30, 2005			14.1%	13.8%

(a)	Cumulative credit losses are calculated by adding the actual and projected future credit losses and dividing them by the original balance of each pool of assets. The amount shown for each year is a weighted average for all securitizations during the period.
(b)	BVAC gain on sale Trust.

6.    Equity Investment

We held an equity investment in DealerTrack Holdings, Inc. (“DealerTrack”), a leading provider of on-demand software and data solutions that utilizes the Internet to link automotive dealers with banks, finance companies, credit unions and other financing sources. On December 16, 2005, DealerTrack completed an initial public offering (“IPO”) of its common stock. At the time of the IPO we owned 3,402,768 shares of DealerTrack with an average cost of $4.15 per share. As part of the IPO, we sold 758,526 shares for net proceeds of $15.81 per share resulting in an $8.8 million gain. We owned 2,644,242 shares of DealerTrack with a market value of $22.11 per share at June 30, 2006. This equity investment was classified as available for sale, and changes in its market value were reflected in other comprehensive income. At June 30, 2006, the investment was included in other assets on the consolidated balance sheets and was valued at $58.5 million. Included in accumulated other comprehensive income on the consolidated balance sheets was $47.5 million in unrealized gains related to our investment in DealerTrack at June 30, 2006. During the year ended June 30, 2007, we sold our remaining investment in DealerTrack for net proceeds of $23.81 per share, resulting in a $52.0 million gain.

7.    Credit Facilities

Amounts outstanding under our credit facilities are as follows (in thousands):

June 30,	2007	2006
Master warehouse facility	$822,955	$358,800
Medium term note facility	750,000	650,000
Repurchase facility	440,561	482,628
Near prime facility		293,394
BVAC credit facility	106,949	133,180
BVAC receivables funding facility		188,280
LBAC credit facility	371,902
Canadian credit facility	49,335

	$2,541,702	$2,106,282

Further detail regarding terms and availability of the credit facilities as of June 30, 2007, follows (in thousands):

Maturity(a)	Facility Amount	Advances Outstanding	Finance Receivables Pledged	Restricted Cash Pledged(g)
Master warehouse facility:
October 2009	$2,500,000	$822,955	$947,561	$9,386
Medium term note facility:
October 2009(b)	750,000	750,000	794,084	33,332
Repurchase facility:
August 2007(c)	500,000	440,561	502,685	29,427
Near prime facility:
July 2007(d)	400,000			1,331
BVAC credit facility:
September 2007(e)	750,000	106,949	110,756	1,370
LBAC credit facility:
September 2007	600,000	371,902	382,884
Canadian credit facility:
May 2008(f)	140,792	49,335	59,424

	$5,640,792	$2,541,702	$2,797,394	$74,846

(a)	At the maturity date, the outstanding debt balance can either be repaid in full or over time based on the amortization of receivables pledged.
(b)	This facility is a revolving facility through the date stated above. During the revolving period, we have the ability to substitute receivables for cash, or vice versa.
(c)	Subsequent to June 30, 2007, we renewed this facility, extending the maturity to August 2008.
(d)	Subsequent to June 30, 2007, we renewed this facility, extending the maturity to July 2008.
(e)	This facility provides for a facility limit of $750.0 million through June 2007 and $450.0 million thereafter with a final maturity of September 2007.
(f)	Facility amount represents Cdn $150.0 million.
(g)	These amounts do not include cash collected on finance receivables pledged of $92.0 million which is also included in restricted cash—credit facilities on the consolidated balance sheets.

Generally, our credit facilities are administered by agents on behalf of institutionally managed commercial paper or medium term note conduits. Under these funding agreements, we transfer finance receivables to our special purpose finance subsidiaries. These subsidiaries, in turn, issue notes to the agents, collateralized by such finance receivables and cash. The agents provide funding under the notes to the subsidiaries pursuant to an advance formula, and the subsidiaries forward the funds to us in consideration for the transfer of finance receivables. While these subsidiaries are included in our consolidated financial statements, these subsidiaries are separate legal entities and the finance receivables and other assets held by these subsidiaries are legally owned by these subsidiaries and are not available to our creditors or our other subsidiaries. Advances under the funding agreements bear interest at commercial paper, LIBOR or prime rates plus specified fees depending upon the source of funds provided by the agents.

The Long Beach credit facility is a revolving agreement with a bank under which we may borrow up to $600.0 million subject to a defined borrowing base.

We are required to hold certain funds in restricted cash accounts to provide additional collateral for borrowings under certain of the facilities. Additionally, certain funding agreements contain various covenants requiring minimum financial ratios, asset quality and portfolio performance ratios (portfolio net loss and delinquency ratios, and pool level cumulative net loss ratios) as well as limits on deferment levels. Failure to meet any of these covenants could result in an event of default under these agreements. If an event of default occurs under these agreements, the lenders could elect to declare all amounts outstanding under these agreements to be immediately due and payable, enforce their interests against collateral pledged under these agreements or restrict our ability to obtain additional borrowings under these agreements. As of June 30, 2007, we were in compliance with all covenants in our credit facilities.

Debt issuance costs are being amortized to interest expense over the expected term of the credit facilities. Unamortized costs of $6.5 million and $5.8 million as of June 30, 2007 and 2006, respectively, are included in other assets on the consolidated balance sheets.

8.    Securitization Notes Payable

Securitization notes payable represents debt issued by us in securitization transactions accounted for as secured financings. Debt issuance costs are being amortized over the expected term of the securitizations on an effective yield basis. Unamortized costs of $23.6 million and $21.4 million as of June 30, 2007 and 2006, respectively, are included in other assets on the consolidated balance sheets.

Securitization notes payable consists of the following (dollars in thousands):

Transaction	Maturity Date(b)	Original Note Amount	Original Weighted Average Interest Rate	Receivables Pledged at June 30, 2007	Note Balance at June 30, 2007	Note Balance at June 30, 2006
2002-E-M	June 2009	$1,700,000	3.2%			$241,664
C2002-1 Canada	December 2009	137,000	5.5%			13,254
2003-A-M	November 2009	1,000,000	2.6%			171,170
2003-B-X	January 2010	825,000	2.3%			154,907
2003-C-F	May 2010	915,000	2.8%			175,529
2003-D-M	August 2010	1,200,000	2.3%	$158,527	$141,922	290,657
2004-A-F	February 2011	750,000	2.3%	114,887	101,016	198,938
2004-B-M	March 2011	900,000	2.2%	163,112	144,853	269,696
2004-1	July 2010	575,000	3.7%	144,294	105,136	193,132
2004-C-A	May 2011	800,000	3.2%	217,411	193,157	336,429
2004-D-F	July 2011	750,000	3.1%	225,251	204,843	352,779
2005-A-X	October 2011	900,000	3.7%	305,426	273,423	465,158
2005-1	May 2011	750,000	4.5%	278,142	204,676	402,098
2005-B-M	May 2012	1,350,000	4.1%	576,459	512,558	849,479
2005-C-F	June 2012	1,100,000	4.5%	536,506	485,962	791,241
2005-D-A	November 2012	1,400,000	4.9%	768,144	702,147	1,121,711
2006-1	May 2013	945,000	5.3%	566,937	493,001	855,372
2006-RM	January 2014	1,200,000	5.4%	1,250,901	1,147,175	1,199,805
2006-A-F	September 2013	1,350,000	5.6%	1,028,718	939,933
2006-B-G	September 2013	1,200,000	5.2%	1,009,870	928,195
2007-A-X	October 2013	1,200,000	5.2%	1,112,974	1,032,388
2007-B-F	December 2013	1,500,000	5.2%	1,530,060	1,432,013
2007-1	March 2016	1,000,000	5.4%	985,163	999,963
BV2005-LJ-1(a)	May 2012	232,100	5.1%	83,004	85,113	134,540
BV2005-LJ-2(a)	February 2014	185,596	4.6%	77,225	79,394	125,056
BV2005-3(a)	June 2014	220,107	5.1%	113,189	116,950	176,234
LB2003-C(a)	April 2010	250,000	2.6%	31,465	31,364
LB2004-A(a)	July 2010	300,000	2.3%	48,144	49,671
LB2004-B(a)	April 2011	250,000	3.5%	53,022	54,318
LB2004-C(a)	July 2011	350,000	3.5%	102,005	99,960
LB2005-A(a)	April 2012	350,000	4.1%	131,471	126,095
LB2005-B(a)	June 2012	350,000	4.4%	165,134	156,776
LB2006-A(a)	May 2013	450,000	5.4%	276,671	281,610
LB2006-B(a)	September 2013	500,000	5.2%	373,387	364,485
LB2007-A	January 2014	486,000	5.0%	440,776	451,350

		$27,370,803		$12,868,275	$11,939,447	$8,518,849

(a)	Transactions relate to securitization Trusts acquired by us.
(b)	Maturity date represents final legal maturity of securitization notes payable. Securitization notes payable are expected to be paid based on amortization of the finance receivables pledged to the Trusts. Expected principal payments are $5,229.5 million in fiscal 2008, $3,514.8 million in fiscal 2009, $1,928.7 million in fiscal 2010 and $1,272.4 million in fiscal 2011.

At the time of securitization of finance receivables, we are required to pledge assets equal to a specified percentage of the securitization pool to support the securitization transaction. Typically, the assets pledged consist of cash deposited to a restricted account and additional receivables delivered to the Trust, which create overcollateralization. The securitization transactions require the percentage of assets pledged to support the transaction to increase until a specified level is attained. Excess cash flows generated by the Trusts are added to the restricted cash account or used to pay down outstanding debt in the Trusts, creating overcollateralization until the targeted percentage level of assets has been reached. Once the targeted percentage level of assets is reached and maintained, excess cash flows generated by the Trusts are released to us as distributions from Trusts. Additionally, as the balance of the securitization pool declines, the amount of pledged assets needed to maintain the required percentage level is reduced. Assets in excess of the required percentage are also released to us as distributions from Trusts.

With respect to our securitization transactions covered by a financial guaranty insurance policy, agreements with the insurers provide that if portfolio performance ratios (delinquency, cumulative default or cumulative net loss) in a Trust’s pool of receivables exceed certain targets, the specified credit enhancement levels would be increased.

Agreements with our financial guaranty insurance providers contain additional specified targeted portfolio performance ratios that are higher than those described in the preceding paragraph. If, at any measurement date, the targeted portfolio performance ratios with respect to any insured Trust were to exceed these higher levels, provisions of the agreements permit our financial guaranty insurance providers to terminate our servicing rights to the receivables sold to that Trust.

9.    Senior Notes

In June 2007, we issued $200.0 million of senior notes, in a private offering to qualified institutional buyers under Rule 144A under the Securities Act of 1933, that are due in June 2015. Interest on the senior notes is payable semiannually at a rate of 8.5%. The notes will be redeemable, at our option, in whole or in part, at any time on or after July 1, 2011, at specific redemption prices. In connection with the issuance of the notes, we entered into a registration rights agreement that requires us to file a shelf registration statement relating to the resale of the notes and the subsidiary guarantees. If the registration statement has not become effective within 180 days from the original issuance of the notes or ceases to remain effective, we will be required to pay the noteholders during the time that the registration statement is not effective a maximum amount of $0.50 per week per $1,000 principal amount of the notes.

Debt issuance costs related to the senior notes are being amortized to interest expense over the expected term of the notes; unamortized costs of $3.5 million are included in other assets on the consolidated balance sheets as of June 30, 2007.

On May 10, 2006, we redeemed all of our outstanding 9.25% senior notes due May 2009 for a redemption price of 104.625% plus accrued interest through the redemption date. The principal amount of the outstanding notes was $154.6 million. Upon the payment of the redemption price plus accrued interest, we recognized a $9.2 million extinguishment loss, which is included in other income on the consolidated statements of income and comprehensive income for the year ended June 30, 2006.

10.    Convertible Senior Notes

In September 2006, we issued $550.0 million of convertible senior notes at par in a private offering to qualified institutional buyers under Rule 144A under the Securities Act of 1933, of which $275.0 million are due in 2011 bearing interest at a rate of 0.75% per annum and $275.0 million are due in 2013 bearing interest at a rate of 2.125% per annum. Interest on the notes is payable semiannually. Subject to certain conditions, the notes, which are uncollateralized, may be converted prior to maturity into shares of our common stock at an initial conversion price of $28.07 per share and $30.51 per share for the notes due in 2011 and 2013, respectively. Upon conversion, the conversion value will be paid in: 1) cash equal to the principal amount of the notes and 2) to the extent the conversion value exceeds the principal amount of the notes, shares of our common stock. The notes are convertible only in the following circumstances: 1) if the closing sale price of our common stock exceeds 130% of the conversion price during specified periods set forth in the indentures under which the notes were issued, 2) if the average trading price per $1,000 principal amount of the notes is less than or equal to 98% of the average conversion value of the notes during specified periods set forth in the indentures under which the notes were issued or 3) upon the occurrence of specific corporate transactions set forth in the indentures under which the notes were issued. In connection with the issuance of the notes, we filed a shelf registration statement relating to the resale of the notes, the subsidiary guarantees and the shares of common stock into which the notes are convertible. If the registration statement ceases to remain effective, we will be required to pay additional interest to the noteholders during the time that the registration statement is not effective at a rate of 0.5% per annum through September 2008.

In connection with the issuance of these convertible senior notes, we used net proceeds of $246.8 million to purchase 10,109,500 shares of our common stock.

In conjunction with the issuance of the convertible senior notes, we purchased call options that entitle us to purchase shares of our common stock in an amount equal to the number of shares issued upon conversion of the notes at $28.07 per share and $30.51 per share for the notes due in 2011 and 2013, respectively. These call options are expected to allow us to offset the dilution of our shares if the conversion feature of the convertible senior notes is exercised.

We also sold warrants to purchase 9,796,408 shares of our common stock at $35 per share and 9,012,713 shares of our common stock at $40 per share for the notes due in 2011 and 2013, respectively. In no event are we required to deliver a number of shares in connection with the exercise of these warrants in excess of twice the aggregate number of shares initially issuable upon the exercise of the warrants.

We have analyzed the conversion feature, call option and warrant transactions under Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled In a Company’s Own Stock,” and determined they meet the criteria for classification as equity transactions. As a result, both the cost of the call options and the proceeds of the warrants are reflected in additional paid-in capital on our consolidated balance sheets, and we will not recognize subsequent changes in their fair value.

In November 2003, we issued $200.0 million of contingently convertible senior notes that are due in November 2023. Interest on the notes is payable semiannually at a rate of 1.75% per annum. The notes, which are uncollateralized, are convertible prior to maturity into shares of our common stock at $18.68 per share. Additionally, we may exercise our option to repurchase the notes, or holders of the convertible senior notes may require us to repurchase the notes, on November 15, 2008, at a price equal to 100.25% of the principal amount of the notes redeemed, or after November 15, 2008 at par.

In conjunction with the issuance of the convertible senior notes, we purchased a call option that entitles us to purchase shares of our common stock in an amount equal to the number of shares convertible at $18.68 per share. This call option allows us to offset the dilution of our shares if the conversion feature of the convertible senior notes is exercised. We also issued warrants to purchase 10,705,205 shares of our common stock. Each warrant entitles the holder, at our option, and subject to certain provisions within the warrant agreement, to purchase shares of common stock from us at $28.20 per share, at any time prior to its expiration on October 15, 2008. The warrants may be settled in net shares or net cash, at our discretion if certain criteria are met. Both the cost of the call option and the proceeds of the warrants are reflected in additional paid in capital on our consolidated balance sheets.

Debt issuance costs relating to convertible senior notes are being amortized to interest expense over the expected term of five to seven years of the notes; unamortized costs of $12.9 million and $2.5 million are included in other assets on the consolidated balance sheets as of June 30, 2007 and 2006, respectively.

11.    Derivative Financial Instruments and Hedging Activities

As of June 30, 2007 and 2006, we had interest rate swap agreements associated with our securitization Trusts, our medium term note facility and a portion of our BVAC portfolio with underlying notional amounts of $2,355.1 million and $1,293.8 million, respectively. The fair value of our interest rate swap agreements of $14.9 million and $18.7 million as of June 30, 2007 and 2006, respectively, is included in other assets on the consolidated balance sheets. Interest rate swap agreements designated as hedges had unrealized gains included in accumulated other comprehensive income of approximately $14.2 million and $15.2 million as of June 30, 2007 and 2006, respectively. The ineffectiveness related to the interest rate swap agreements designated as hedges was not material for the years ended June 30, 2007, 2006 and 2005. We estimate approximately $8.5 million of unrealized gains included in other comprehensive income related to interest rate swap agreements will be reclassified into earnings within the next twelve months.

As of June 30, 2007 and June 30, 2006, we had interest rate cap agreements with underlying notional amounts of $4,323.7 million and $3,733.3 million, respectively. The fair value of the interest rate cap agreements purchased by our special purpose finance subsidiaries of $13.4 million and $15.4 million as of June 30, 2007 and 2006, respectively, are included in other assets on the consolidated balance sheets. The fair value of the interest rate cap agreements sold by us of $13.4 million and $14.8 million as of June 30, 2007 and 2006, respectively, are included in other liabilities on the consolidated balance sheets.

Under the terms of our derivative financial instruments, we are required to pledge certain funds to be held in restricted cash accounts as collateral for the outstanding derivative transactions. As of June 30, 2007 and 2006, these restricted cash accounts totaled $10.2 million and $13.2 million, respectively, and are included in other assets on the consolidated balance sheets.

12.    Commitments and Contingencies

Leases

Our branch offices are generally leased for terms of up to five years with certain rights to extend for additional periods. We also lease space for our administrative offices and loan servicing activities under leases with terms up to twelve years with renewal options. Certain leases contain lease escalation clauses for real estate taxes and other operating expenses and renewal option clauses calling for increased rents. Lease expense was $16.6 million, $17.5 million and $14.9 million for the years ended June 30, 2007, 2006 and 2005, respectively.

Operating lease commitments for years ending June 30 are as follows (in thousands):

2008	$20,012
2009	18,215
2010	16,969
2011	13,446
2012	6,733
Thereafter	21,580

$96,955

During the year ended June 30, 2006, we sold and leased back a building we owned and utilized for servicing activities. The operating lease has a twelve-year term expiring in 2017 with renewal options. The lessor is an unrelated third party. The gain on the sale is being amortized into income in proportion to the related gross rental charged to expense over the lease term.

Concentrations of Credit Risk

Financial instruments which potentially subject us to concentrations of credit risk are primarily cash equivalents, restricted cash, derivative financial instruments and managed finance receivables, which include finance receivables held on our consolidated balance sheets and gain on sale receivables serviced by us on behalf of the Trusts. Our cash equivalents and restricted cash represent investments in highly rated securities placed through various major financial institutions. The counterparties to our derivative financial instruments are various major financial institutions. Managed finance receivables represent contracts with consumers residing throughout the United States and, to a limited extent, in Canada, with borrowers located in California, Texas and Florida each accounting for 14%, 12% and 10%, respectively, of the managed finance receivables portfolio as of June 30, 2007. No other state accounted for more than 10% of managed finance receivables.

Guarantees of Indebtedness

The payments of principal and interest on our senior notes and convertible senior notes are guaranteed by certain of our subsidiaries. As of June 30, 2007 and 2006, the carrying value of the senior notes and convertible senior notes were $950.0 million and $200.0 million, respectively. See guarantor consolidating financial statements in Note 23.

Legal Proceedings

As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties, based upon, among other things, usury, disclosure inaccuracies, wrongful repossession, violations of bankruptcy stay provisions, certificate of title disputes, fraud, breach of contract and discriminatory treatment of credit applicants. Some litigation against us could take the form of class action complaints by consumers and/or shareholders. As the assignee of finance contracts originated by dealers, we may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. The damages and penalties claimed by consumers in these types of matters can be substantial. The relief requested by the plaintiffs varies but can include requests for compensatory, statutory and punitive damages. We believe that we have taken prudent steps to address and mitigate the litigation risks associated with our business activities.

13.    Common Stock and Warrants

The following summarizes share repurchase activity:

Years Ended June 30,	2007	2006	2005
Number of shares	13,466,030	21,025,074	16,507,529
Average price per share	$24.06	$25.12	$21.96

Subsequent to June 30, 2007, we repurchased an additional 4,232,050 shares of our common stock at an average cost of $23.61 per share. As of August 15, 2007, we had repurchased $1,346.8 million of our common stock since April 2004 and we had remaining authorization to repurchase $200 million of our common stock. A covenant in our senior note indenture entered into in June 2007 limits our ability to repurchase stock. As of August 15, 2007, we have approximately $30 million available for share repurchases under the indenture limits.

In January 2007, 53.6 million treasury shares were cancelled and were restored to the status of authorized but unissued shares. Our outstanding common stock was not impacted by this action.

In September 2002, we issued five-year warrants to purchase 1,287,691 shares of our common stock at $9.00 per share. In April 2005, 36,695 warrants were exercised, which resulted in a net settlement of 24,431 shares of our common stock. In July 2006, we repurchased 17,687 shares of these warrants for approximately $334,000.

14.    Stock Based Compensation

General

We have certain stock based compensation plans for employees, non-employee directors and key executive officers.

A total of 28,200,000 shares have been authorized for grants of options and other stock based awards under the employee plans, of which 2,000,000 shares are available for grants to non-employee directors as well as employees. As of June 30, 2007, 3,185,095 shares remain available for future grants. The exercise price of each equity grant must equal the market price of our stock on the date of grant, and the maximum term of each equity grant is ten years. The vesting period is typically three to four years, although grants with other vesting periods or grants that vest upon the achievement of specified performance criteria may be authorized under certain employee plans. A committee of our Board of Directors establishes policies and procedures for equity grants, vesting periods and the term of each grant.

A total of 1,500,000 shares have been authorized for equity grants under the non-employee director plans. These plans have now expired and no shares remain available for future grants. A total of 6,300,000 shares have been authorized for equity grants under the key executive officer plans, all of which have been previously awarded and vested and have been exercised.

Total unamortized stock based compensation was $60.5 million at June 30, 2007, and will be recognized over a period of 1.7 years.

Stock Options

Compensation expense recognized for stock options was $0.9 million, $6.7 million and $6.2 million for the years ended June 30, 2007, 2006 and 2005, respectively. As of June 30, 2007 and 2006, unamortized compensation expense related to stock options was $1.6 million and $2.2 million, respectively.

Employee Plans

A summary of stock option activity under our employee plans is as follows (shares in thousands):

Years Ended June 30,	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	5,724	$16.51	7,569	$15.39	10,216	$15.99
Granted	76	24.80	160	25.00	120	19.57
Exercised	(2,186)	11.98	(1,858)	12.37	(2,061)	12.85
Canceled/forfeited	(115)	38.69	(147)	20.26	(706)	32.24

Outstanding at end of year	3,499	$18.83	5,724	$16.51	7,569	$15.39

Options exercisable at end of year	3,378	$18.53	5,634	$16.36	6,230	$16.34

Weighted average fair value of options granted during year		$6.92		$9.33		$14.26

Cash received from exercise of options for the years ended June 30, 2007 and 2006, was $26.2 million and $23.0 million, respectively. Options exercised are issued as new shares and there are no expected forfeitures of options granted. The total intrinsic value of options exercised during the years ended June 30, 2007 and 2006, was $30.0 million and $28.8 million, respectively.

A summary of options outstanding under our employee plans as of June 30, 2007, is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$6.80 to 8.00	74	5.32	$7.16	74	$7.16
$8.01 to 10.00	1,094	0.91	8.76	1,094	8.76
$10.01 to 15.00	136	4.55	13.74	136	13.74
$15.01 to 17.00	651	3.60	16.21	651	16.21
$17.01 to 19.00	448	2.47	17.87	448	17.87
$19.01 to 21.00	204	5.18	20.30	204	20.30
$21.01 to 30.00	404	5.14	25.69	290	25.49
$30.01 to 50.00	466	3.84	42.74	459	42.15
$50.01 to 55.00	22	4.02	54.14	22	54.14

	3,499			3,378

Non-Employee Director Plans

A summary of stock option activity under our non-employee director plans is as follows (shares in thousands):

Years Ended June 30,	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	260	$14.88	270	$14.57	320	$13.10
Exercised	(40)	9.38	(10)	6.50	(50)	5.18

Outstanding and exercisable at end of year	220	$15.88	260	$14.88	270	$14.57

Cash received from exercise of options for the years ended June 30, 2007 and 2006, was $375,000 and $65,000, respectively. Options exercised are issued as new shares and there are no expected forfeitures of options granted. The total intrinsic value of options exercised during the years ended June 30, 2007 and 2006, was $665,000 and $157,000, respectively.

A summary of options outstanding under our non-employee director plans as of June 30, 2007, is as follows (shares in thousands):

	Options Outstanding and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Years of Remaining Contractual Life	Weighted Average Exercise Price
Less than $15.00	140	0.92	$14.77
$15.01 to 20.00	80	2.35	17.81

	220

Key Executive Officer Plans

A summary of stock option activity under our key executive officer plans is as follows (shares in thousands):

Years Ended June 30,	2007		2006		2005
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,172	$12.00	2,672	$11.40	3,898	$11.28
Exercised	(2,172)	12.00	(500)	8.80	(1,226)	11.02

Outstanding and exercisable at end of year			2,172	$12.00	2,672	$11.40

Cash received from exercise of options for the year ended June 30, 2007 and 2006, was $26.1 million and $4.4 million, respectively. Options exercised are issued as new shares and there are no expected forfeitures of options granted. The total intrinsic value of options exercised during the years ended June 30, 2007 and 2006, was $27.8 million and $9.8 million, respectively.

Modifications to extend the option term by two years for 2,840,000 stock options, of which 2,272,000 received shareholder approval, were made during the year ended June 30, 2005. Compensation expense was recognized over the service period on a straight-line basis and totaled $5.4 million for the year ended June 30, 2005.

Restricted Stock Based Grants

Restricted stock grants totaling 2,977,900 shares with an approximate aggregate market value of $78.0 million at the time of grant have been issued under the employee plans. The market value of these restricted shares at the date of grant is being amortized into expense over a period that approximates the service period of three years.

A total of 1,753,400 shares of restricted stock granted to employees vest in annual increments through March 2010.

A total of 1,191,000 shares of restricted stock granted to key executive officers may vest depending on achievement of specific financial results on the date when the Compensation Committee of our Board of Directors certifies these results for years ending through June 30, 2010.

A total of 33,500 shares of restricted stock granted to non-employee directors vested 50% at the date of grant and 50% after a six-month service period.

Compensation expense recognized for restricted stock grants was $14.0 million, $4.5 million and $1.7 million for the years ended June 30, 2007, 2006 and 2005, respectively. As of June 30, 2007 and 2006, unamortized compensation expense related to the restricted stock awards was $55.1 million and $34.2 million, respectively. A summary of the status of non-vested restricted stock for the years ended June 30, 2007, 2006 and 2005, is presented below:

Years Ended June 30,	2007	2006	2005
Nonvested at beginning of year	1,439,975	577,300
Granted	1,353,900	1,036,500	587,500
Vested	(262,730)	(138,625)
Forfeited	(110,425)	(35,200)	(10,200)

Nonvested at end of year	2,420,720	1,439,975	577,300

Stock Appreciation Rights

Stock appreciation rights with respect to 680,600 shares with an approximate aggregate market value of $9.7 million at the time of grant have been issued under the employee plans. The market value of these rights at the date of grant is being amortized into expense over a period that approximates the service period of three years. Stock appreciation rights with respect to 640,000 shares are subject to vesting schedules of 25% that vested in June 2005, 25% that vested in March 2007 and 50% that will vest in March 2008. The remaining stock appreciation rights are subject to vesting schedules of 25% that vested in March 2006, 25% that vested in March 2007 and 50% that will vest in March 2008. Compensation expense recognized for stock appreciation rights was $3.4 million, $3.3 million and $1.0 million for the years ended June 30, 2007, 2006 and 2005, respectively. As of June 30, 2007 and 2006, unamortized compensation expense related to the rights was $2.5 million and $5.5 million, respectively. A summary of the status of non-vested stock appreciation rights for the years ended June 30, 2007, 2006 and 2005, is presented below:

Years ended June 30,	2007	2006	2005
Nonvested at beginning of year	508,275	520,600
Granted			680,600
Vested	(168,700)	(9,425)	(160,000)
Forfeited	(2,900)	(2,900)

Nonvested at end of year	336,675	508,275	520,600

15.    Employee Benefit Plans

We have a defined contribution retirement plan covering substantially all employees. Our contributions in stock to the plan were $6.3 million, $4.1 million and $3.3 million for the years ended June 30, 2007, 2006 and 2005, respectively.

We also have an employee stock purchase plan that allows participating employees to purchase, through payroll deductions, shares of our common stock at 85% of the market value at specified dates. A total of 5,000,000 shares have been reserved for issuance under the plan. As of June 30, 2007, 917,455 shares remain available for issuance under the plan. Shares issued under the plan were 287,191, 283, 240, and 549,046 for the years ended June 30, 2007, 2006 and 2005, respectively. We recognized $1.9 million, $2.1 million and $2.6 million in compensation expense for the years ended June 30, 2007, 2006 and 2005, respectively, related to this plan. As of June 30, 2007 and 2006, unamortized compensation expense related to the employee stock purchase plan was $1.3 million and $0.9 million, respectively.

16.    Income Taxes

The income tax provision consists of the following (in thousands):

Years Ended June 30,	2007	2006	2005
Current	$216,382	$220,973	$216,708
Deferred	(44,564)	(41,921)	(50,218)

	$171,818	$179,052	$166,490

Our effective income tax rate on income before income taxes differs from the U.S. statutory tax rate as follows:

Years Ended June 30,	2007	2006	2005
U.S. statutory tax rate	35.0%	35.0%	35.0%
State income taxes and other	1.7	1.9	1.8
Tax contingency settlements	(4.4)

	32.3%	36.9%	36.8%

As a result of the favorable resolution of prior contingent liabilities, we recorded a net reduction to the tax contingency balance of $23.3 million during the year ended June 30, 2007.

The tax effects of temporary differences that give rise to deferred tax liabilities and assets are as follows (in thousands):

June 30,	2007	2006
Deferred tax liabilities:
Unrealized gains on credit enhancement assets	$(5,824)	$(24,294)
Capitalized direct loan origination costs	(18,177)	(11,934)
Other, including contingencies	(40,193)	(53,257)

	(64,194)	(89,485)

Deferred tax assets:
Allowance for loan losses	149,735	100,074
Net operating loss carryforward—Canada	8,887	7,189
Other	57,276	61,011

	215,898	168,274

Net deferred tax asset	$151,704	$78,789

As of June 30, 2007, we have a net operating loss carryforward of approximately Cdn $26.5 million for Canadian income tax reporting purposes that expires between June 30, 2008 and June 30, 2017, and a net operating loss carryforward of approximately $18.1 million for state income tax reporting purposes which expires in 2009. We expect to generate sufficient income to utilize the net operating loss carryforwards; accordingly, no tax valuation allowance has been recorded on the related deferred tax asset.

No provision for deferred taxes has been made on the approximately $12.5 million of unremitted earnings that are considered to be indefinitely invested in our Canadian subsidiaries. Deferred taxes for these unremitted earnings are not practicable to estimate.

17.    Restructuring Charges

As of June 30, 2007, total costs incurred to date related to our restructuring activities include $22.3 million in personnel-related costs and $69.7 million of contract termination and other associated costs.

A summary of the liabilities, which are included in accrued taxes and expenses on the consolidated balance sheets, for restructuring charges for the years ended June 30, 2007, 2006 and 2005, is as follows (in thousands):

	Personnel- Related Costs	Contract Termination Costs	Other Associated Costs	Total
Balance at June 30, 2004	$10	$16,029	$3,390	$19,429
Cash settlements	(10)	(4,711)		(4,721)
Non-cash settlements		(702)	(372)	(1,074)
Adjustments		2,882	(59)	2,823

Balance at June 30, 2005		13,498	2,959	16,457
Additions	1,250	712		1,962
Cash settlements	(184)	(2,926)		(3,110)
Non-cash settlements		(718)	(358)	(1,076)
Adjustments		1,107	(24)	1,083

Balance at June 30, 2006	1,066	11,673	2,577	15,316
Cash settlements	(944)	(6,700)		(7,644)
Non-cash settlements		(343)	(720)	(1,063)
Adjustments		(455)	116	(339)

Balance at June 30, 2007	$122	$4,175	$1,973	$6,270

The adjustments for the year ended June 30, 2007, include a favorable settlement of a lease obligation regarding prior year restructuring activities.

18.    Earnings Per Share

A reconciliation of weighted average shares used to compute basic and diluted earnings per share is as follows (dollars in thousands, except per share data):

Years Ended June 30,	2007	2006	2005
Net income	$360,249	$306,183	$285,909

Interest expense related to the 2003 convertible senior notes, net of related tax effects	3,090	2,878	2,859

Adjusted net income	$363,339	$309,061	$288,768

Basic weighted average shares	119,155,716	133,837,116	152,184,740
Incremental shares resulting from assumed conversions:
Stock based compensation	2,576,287	3,292,982	3,589,632
Warrants	787,737	989,613	763,081
2003 convertible senior notes	10,705,205	10,705,205	10,705,205

	14,069,229	14,987,800	15,057,918

Diluted weighted average shares	133,224,945	148,824,916	167,242,658

Earnings per share:
Basic	$3.02	$2.29	$1.88

Diluted	$2.73	$2.08	$1.73

Basic earnings per share have been computed by dividing net income by weighted average shares outstanding.

Diluted earnings per share have been computed by dividing net income, adjusted for interest expense (net of related tax effects) related to our convertible senior notes issued in November 2003, by the diluted weighted average shares. The treasury stock method was used to compute the assumed incremental shares related to our outstanding stock-based compensation and warrants and will be used to compute the shares related to our convertible senior notes issued in September 2006 upon our stock price increasing above the relevant initial conversion price. The average common stock market prices for the periods were used to determine the number of incremental shares. Options to purchase approximately 0.6 million, 0.7 million and 1.0 million shares of common stock at June 30, 2007, 2006 and 2005, respectively, were not included in the computation of diluted earnings per share because the option exercise price was greater than the average market price of the common shares. Warrants to purchase approximately 30.0 million, 10.9 million and 11.2 million shares of common stock for the years ended June 30, 2007, 2006 and 2005, respectively, were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares.

The if-converted method was used to calculate the impact of our convertible senior notes issued in November 2003 on assumed incremental shares.

19.    Supplemental Cash Flow Information

Cash payments for interest costs and income taxes consist of the following (in thousands):

Years Ended June 30,	2007	2006	2005
Interest costs (none capitalized)	$678,359	$402,492	$257,327
Income taxes	186,068	195,749	219,439

Non-cash investing and financing activities during the year ended June 30, 2007, 2006 and 2005, included $3.0 million, $2.2 million and $5.1 million, respectively, of common stock issued for employee benefit plans.

During the year ended June 30, 2006, we entered into capital lease agreements for property and equipment of $1.7 million. We did not enter into any significant capital lease agreements for property and equipment during the years ended June 30, 2007 and 2005.

20.    Supplemental Disclosure for Accumulated Other Comprehensive Income

A summary of changes in accumulated other comprehensive income is as follows (in thousands):

Years Ended June 30,	2007	2006	2005
Net unrealized gains on credit enhancement assets:
Balance at beginning of year	$2,233	$6,122	$20,273
Unrealized gains (losses), net of taxes of $175, $865 and $(4,197), respectively	174	1,479	(6,618)
Reclassification into earnings, net of taxes of $(1,220), $(3,141) and $(4,778), respectively	(2,172)	(5,368)	(7,533)

Balance at end of year	235	2,233	6,122

Unrealized gain on equity investment:
Balance at beginning of year	29,968
Change in fair market value, net of taxes of $1,839 and $20,798	2,658	35,549
Reclassification of gain on sale into earnings, net of taxes of $(19,371) and $(3,266)	(32,626)	(5,581)

Balance at end of year		29,968

Unrealized gains on cash flow hedges:
Balance at beginning of year	9,488	3,878	785
Change in fair value associated with current period hedging activities, net of taxes of $4,393, $7,328 and $198, respectively	7,143	12,527	311
Reclassification into earnings, net of taxes of $(4,286), $(4,046) and $1,764, respectively	(8,286)	(6,917)	2,782

Balance at end of year	8,345	9,488	3,878

Accumulated foreign currency translation adjustment:
Balance at beginning of year	32,593	23,565	15,765
Translation gain	4,521	9,028	7,800

Balance at end of year	37,114	32,593	23,565

Total accumulated other comprehensive income	$45,694	$74,282	$33,565

21.    Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), requires disclosure of fair value information about financial instruments, whether recognized or not in our consolidated balance sheets. Fair values are based on estimates using present value or other valuation techniques in cases where quoted market prices are not available. Those techniques are significantly affected by the assumptions used, including the discount rate and the estimated timing and amount of future cash flows. Therefore, the estimates of fair value may differ substantially from amounts that ultimately may be realized or paid at settlement or maturity of the financial instruments and those differences may be material. SFAS 107 excludes certain financial instruments and all non-financial instruments from our disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of our Company.

Estimated fair values, carrying values and various methods and assumptions used in valuing our financial instruments are set forth below (in thousands):

	June 30,
	2007		2006
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial assets:
Cash and cash equivalents(a)	$910,304	$910,304	$513,240	$513,240
Finance receivables, net(b)	15,102,370	14,878,986	11,097,008	10,959,707
Credit enhancement assets(c)	5,919	5,919	104,624	104,624
Restricted cash—securitization notes payable(a)	1,014,353	1,014,353	860,935	860,935
Restricted cash—credit facilities(a)	166,884	166,884	140,042	140,042
Restricted cash—other(a)	12,434	12,434	14,301	14,301
Interest rate swap agreements(e)	14,926	14,926	18,706	18,706
Interest rate cap agreements purchased(e)	13,410	13,410	15,418	15,418
Financial liabilities:
Credit facilities(d)	2,541,702	2,541,702	2,106,282	2,106,282
Securitization notes payable(e)	11,939,447	11,708,795	8,518,849	8,387,558
Senior notes(e)	200,000	200,000
Convertible senior notes(e)	750,000	886,442	200,000	308,738
Other notes payable(f)	752	752	4,296	4,296
Interest rate cap agreements sold(e)	13,410	13,410	14,750	14,750

(a)	The carrying value of cash and cash equivalents, restricted cash—securitization notes payable, restricted cash—credit facilities and restricted cash—other is considered to be a reasonable estimate of fair value since these investments bear interest at market rates and have maturities of less than 90 days.
(b)	The fair value of finance receivables is estimated by discounting future cash flows expected to be collected using a current risk-adjusted rate.
(c)	The fair value of credit enhancement assets is estimated by discounting the associated future net cash flows using discount rate, prepayment and credit loss assumptions similar to our historical experience.
(d)	Credit facilities have variable rates of interest and maturities of three years or less. Therefore, carrying value is considered to be a reasonable estimate of fair value.
(e)	The fair values of the interest rate cap and swap agreements, securitization notes payable, senior notes and convertible senior notes are based on quoted market prices, when available. If quoted market prices are not available, the market value is estimated by discounting future net cash flows expected to be settled using a current risk-adjusted rate.
(f)	The fair value of other notes payable is estimated based on rates currently available for debt with similar terms and remaining maturities.

22.    Quarterly Financial Data (unaudited)

The following is a summary of quarterly financial results (dollars in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal year ended June 30, 2007

Total revenue	$523,621	$575,636	$615,273	$625,393
Income before income taxes	117,648	150,804	129,432	134,183
Net income	74,236	95,426	103,732	86,855
Basic earnings per share	0.59	0.82	0.88	0.74
Diluted earnings per share	0.54	0.74	0.80	0.66
Diluted weighted average shares	139,718,283	130,153,556	131,166,057	131,816,572

Fiscal year ended June 30, 2006

Total revenue	$420,263	$448,128	$455,104	$487,843
Income before income taxes	86,108	137,072	137,669	124,386
Net income	54,033	86,574	86,732	78,844
Basic earnings per share	0.38	0.65	0.67	0.61
Diluted earnings per share	0.35	0.59	0.60	0.55
Diluted weighted average shares	157,590,746	148,325,483	144,954,396	144,286,513

23.    Guarantor Consolidating Financial Statements

The payment of principal and interest on our senior notes and convertible senior notes are guaranteed by certain of our subsidiaries (the “Subsidiary Guarantors”). The separate financial statements of the Subsidiary Guarantors are not included herein because the Subsidiary Guarantors are our wholly-owned consolidated subsidiaries and are jointly, severally, fully and unconditionally liable for the obligations represented by the convertible senior notes. We believe that the consolidating financial information for AmeriCredit Corp., the combined Subsidiary Guarantors and the combined Non-Guarantor Subsidiaries provide information that is more meaningful in understanding the financial position of the Subsidiary Guarantors than separate financial statements of the Subsidiary Guarantors.

The consolidating financial statements present consolidating financial data for (i) AmeriCredit Corp. (on a parent only basis), (ii) the combined Subsidiary Guarantors, (iii) the combined Non-Guarantor Subsidiaries, (iv) an elimination column for adjustments to arrive at the information for the parent company and our subsidiaries on a consolidated basis and (v) the parent company and our subsidiaries on a consolidated basis as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007.

Investments in subsidiaries are accounted for by the parent company using the equity method for purposes of this presentation. Results of operations of subsidiaries are therefore reflected in the parent company’s investment accounts and earnings. The principal elimination entries set forth below eliminate investments in subsidiaries and intercompany balances and transactions.

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING BALANCE SHEET

June 30, 2007

(in thousands)

	AmeriCredit Corp.	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents		$898,823	$11,481		$910,304
Finance receivables, net		201,036	14,901,334		15,102,370
Restricted cash—securitization notes payable			1,014,353		1,014,353
Restricted cash—credit facilities			166,884		166,884
Credit enhancement assets			5,919		5,919
Property and equipment, net	$6,194	52,378			58,572
Leased vehicles, net			33,968		33,968
Deferred income taxes	(32,624)	119,495	64,833		151,704
Goodwill		208,435			208,435
Other assets	16,454	70,521	71,536		158,511
Due from affiliates	1,029,444		2,240,199	$(3,269,643)
Investment in affiliates	2,070,684	4,070,393	529,739	(6,670,816)

Total assets	$3,090,152	$5,621,081	$19,040,246	$(9,940,459)	$17,811,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Credit facilities			$2,541,702		$2,541,702
Securitization notes payable			11,939,447		11,939,447
Senior notes	$200,000				200,000
Convertible senior notes	750,000				750,000
Funding payable		$85,877	1,597		87,474
Accrued taxes and expenses	64,251	54,961	79,847		199,059
Other liabilities	751	17,437			18,188
Due to affiliates		3,269,642		$(3,269,642)

Total liabilities	1,015,002	3,427,917	14,562,593	(3,269,642)	15,735,870

Shareholders’ equity:
Common stock	1,206	75,355	30,627	(105,982)	1,206
Additional paid-in capital	71,323	75,791	2,048,960	(2,124,751)	71,323
Accumulated other comprehensive income	45,694	27,592	37,414	(65,006)	45,694
Retained earnings	2,000,066	2,014,426	2,360,652	(4,375,078)	2,000,066

	2,118,289	2,193,164	4,477,653	(6,670,817)	2,118,289
Treasury stock	(43,139)				(43,139)

Total shareholders’ equity	2,075,150	2,193,164	4,477,653	(6,670,817)	2,075,150

Total liabilities and shareholders’ equity	$3,090,152	$5,621,081	$19,040,246	$(9,940,459)	$17,811,020

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING BALANCE SHEET

June 30, 2006

(in thousands)

	AmeriCredit Corp.	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Cash and cash equivalents		$513,240			$513,240
Finance receivables, net		107,370	$10,989,638		11,097,008
Restricted cash—securitization notes payable			860,935		860,935
Restricted cash—credit facilities			140,042		140,042
Credit enhancement assets			104,624		104,624
Property and equipment, net	$6,527	50,698			57,225
Deferred income taxes	(45,684)	80,940	43,533		78,789
Goodwill		14,435			14,435
Other assets	2,521	145,602	53,812	$(368)	201,567
Due from affiliates	582,204		1,698,481	(2,280,685)
Investment in affiliates	1,726,327	3,308,956	458,820	(5,494,103)

Total assets	$2,271,895	$4,221,241	$14,349,885	$(7,775,156)	$13,067,865

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Credit facilities			$2,106,282		$2,106,282
Securitization notes payable			8,566,741	$(47,892)	8,518,849
Convertible senior notes	$200,000				200,000
Funding payable		$54,002	621		54,623
Accrued taxes and expenses	59,360	43,637	53,170	(368)	155,799
Other liabilities	3,649	19,777			23,426
Due to affiliates		2,259,569		(2,259,569)

Total liabilities	263,009	2,376,985	10,726,814	(2,307,829)	11,058,979

Shareholders’ equity:
Common stock	1,695	75,355	30,627	(105,982)	1,695
Additional paid-in capital	1,217,445	75,791	1,460,252	(1,536,043)	1,217,445
Accumulated other comprehensive income	74,282	55,428	35,425	(90,853)	74,282
Retained earnings	1,639,817	1,637,682	2,096,767	(3,734,449)	1,639,817

	2,933,239	1,844,256	3,623,071	(5,467,327)	2,933,239
Treasury stock	(924,353)				(924,353)

Total shareholders’ equity	2,008,886	1,844,256	3,623,071	(5,467,327)	2,008,886

Total liabilities and shareholders’ equity	$2,271,895	$4,221,241	$14,349,885	$(7,775,156)	$13,067,865

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING STATEMENT OF INCOME

Year Ended June 30, 2007

(in thousands)

	AmeriCredit Corp.	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Finance charge income		$119,678	$2,022,792		$2,142,470
Servicing income (loss)		36,972	(27,609)		9,363
Other income	$53,688	2,242,982	4,767,256	$(6,927,833)	136,093
Gain on sale of equity investment		51,997			51,997
Equity in income of affiliates	376,744	263,885		(640,629)

	430,432	2,715,514	6,762,439	(7,568,462)	2,339,923

Costs and expenses
Operating expenses	65,267	43,738	290,712		399,717
Provision for loan losses		(102,922)	830,575		727,653
Interest expense	12,784	2,359,432	5,236,442	(6,927,833)	680,825
Restructuring charges		(339)			(339)

	78,051	2,299,909	6,357,729	(6,927,833)	1,807,856

Income before income taxes	352,381	415,605	404,710	(640,629)	532,067
Income tax (benefit) provision	(7,868)	38,861	140,825		171,818

Net income	$360,249	$376,744	$263,885	$(640,629)	$360,249

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING STATEMENT OF INCOME

Year Ended June 30, 2006

(in thousands)

	AmeriCredit Corp.	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Finance charge income		$100,631	$1,540,494		$1,641,125
Servicing income		31,094	44,115		75,209
Other income	$51,755	1,776,140	3,985,997	$(5,727,735)	86,157
Gain on sale of equity investment		8,847			8,847
Equity in income of affiliates	307,636	340,962		(648,598)

	359,391	2,257,674	5,570,606	(6,376,333)	1,811,338

Costs and expenses
Operating expenses	35,558	51,915	248,680		336,153
Provision for loan losses		65,187	502,358		567,545
Interest expense	18,500	1,849,379	4,279,216	(5,727,735)	419,360
Restructuring charges		3,045			3,045

	54,058	1,969,526	5,030,254	(5,727,735)	1,326,103

Income before income taxes	305,333	288,148	540,352	(648,598)	485,235
Income tax (benefit) provision	(850)	(19,488)	199,390		179,052

Net income	$306,183	$307,636	$340,962	$(648,598)	$306,183

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING STATEMENT OF INCOME

Year Ended June 30, 2005

(in thousands)

	AmeriCredit Corp.	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenue
Finance charge income		$93,035	$1,124,661		$1,217,696
Servicing income		99,621	77,964		177,585
Other income	$83,896	1,347,640	2,696,957	$(4,072,928)	55,565
Equity in income of affiliates	262,454	235,898		(498,352)

	346,350	1,776,194	3,899,582	(4,571,280)	1,450,846

Costs and expenses
Operating expenses	24,786	106,368	181,483		312,637
Provision for loan losses		(20,189)	438,900		418,711
Interest expense	22,055	1,408,889	2,906,260	(4,072,928)	264,276
Restructuring charges		2,823			2,823

	46,841	1,497,891	3,526,643	(4,072,928)	998,447

Income before income taxes	299,509	278,303	372,939	(498,352)	452,399
Income tax provision	13,600	15,849	137,041		166,490

Net income	$285,909	$262,454	$235,898	$(498,352)	$285,909

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended June 30, 2007

(in thousands)

	AmeriCredit Corp.		Guarantors	Non- Guarantors	Eliminations		Consolidated
Cash flows from operating activities:
Net income		$360,249	$376,744	$263,885		$(640,629)	$360,249
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization		333	11,501	24,903			36,737
Accretion and amortization of loan fees			2,867	(19,849)			(16,982)
Provision for loan losses			(102,922)	830,575			727,653
Deferred income taxes		8,422	(32,522)	(20,464)			(44,564)
Accretion of present value discount				(6,637)			(6,637)
Stock based compensation expense		20,230					20,230
Gain on sale of available for sale securities			(51,997)				(51,997)
Other			2,752	(356)			2,396
Equity in income of affiliates		(376,744)	(263,885)			640,629
Changes in assets and liabilities, net of assets and liabilities acquired:
Other assets		(16,252)	25,560	21,005			30,313
Accrued taxes and expenses		18,956	(15,771)	18,420			21,605

Net cash provided (used) by operating activities		15,194	(47,673)	1,111,482			1,079,003

Cash flows from investing activities:
Purchases of receivables			(8,832,379)	(6,871,640)		6,871,640	(8,832,379)
Principal collections and recoveries on receivables			1,938,046	3,946,094			5,884,140
Net proceeds from sale of receivables			6,871,640			(6,871,640)
Distributions from gain on sale Trusts				93,271			93,271
Purchases of property and equipment			(11,604)				(11,604)
Net purchases of leased vehicles				(28,427)			(28,427)
Proceeds from sale of equity investment			62,961				62,961
Acquisition of Long Beach, net of cash acquired			(257,813)				(257,813)
Change in restricted cash—securitization notes payable			(8)	(32,945)			(32,953)
Change in restricted cash—credit facilities				(23,579)			(23,579)
Change in other assets			3,475	(1,161)			2,314
Net change in investment in affiliates		(723)	(491,007)	(76,245)		567,975

Net cash used by investing activities		(723)	(716,689)	(2,994,632)		567,975	(3,144,069)

Cash flows from financing activities:
Net change in credit facilities			(202,522)	435,417			232,895
Issuance of securitization notes payable				6,748,304			6,748,304
Payments on securitization notes payable			(2,074)	(4,921,551)			(4,923,625)
Issuance of senior notes		200,000					200,000
Issuance of convertible debt		550,000					550,000
Debt issuance costs				(40,247)			(40,247)
Proceeds from sale of warrants related to convertible debt		93,086					93,086
Purchase of call option related to convertible debt		(145,710)					(145,710)
Repurchase of common stock		(324,054)					(324,054)
Net proceeds from issuance of common stock		58,157		588,708		(588,708)	58,157
Other net changes		(3,232)	19,170				15,938
Net change in due (to) from affiliates		(447,240)	1,336,622	(915,997)		26,615

Net cash (used) provided by financing activities		(18,993)	1,151,196	1,894,634		(562,093)	2,464,744

Net (decrease) increase in cash and cash equivalents		(4,522)	386,834	11,484		5,882	399,678
Effect of Canadian exchange rate changes on cash and cash equivalents		4,522	(1,251)	(3)		(5,882)	(2,614)
Cash and cash equivalents at beginning of year			513,240				513,240

Cash and cash equivalents at end of year	$		$898,823	$11,481	$		$910,304

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended June 30, 2006

(in thousands)

	AmeriCredit Corp.		Guarantors	Non- Guarantors		Eliminations		Consolidated
Cash flows from operating activities:
Net income		$306,183	$307,636		$340,962		$(648,598)	$306,183
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		696	12,014		22,594			35,304
Accretion and amortization of loan fees			(2,895)		(17,167)			(20,062)
Provision for loan losses			65,187		502,358			567,545
Deferred income taxes		(1,693)	(86,140)		45,912			(41,921)
Accretion of present value discount			(393)		(39,760)			(40,153)
Stock based compensation expense		16,586						16,586
Gain on sale of available for sale securities			(8,847)					(8,847)
Other		2,276	1,384		(807)			2,853
Equity in income of affiliates		(307,636)	(340,962)				648,598
Changes in assets and liabilities, net of assets and liabilities acquired:
Other assets		570	77,964		39,116			117,650
Accrued taxes and expenses		13,398	9,577		3,218			26,193

Net cash provided by operating activities		30,380	34,525		896,426			961,331

Cash flows from investing activities:
Purchases of receivables			(7,147,471)		(6,971,078)		6,971,078	(7,147,471)
Principal collections and recoveries on receivables			157,324		4,215,720			4,373,044
Net proceeds from sale of receivables			6,971,078				(6,971,078)
Distributions from gain on sale Trusts			6,923		447,608			454,531
Purchases of property and equipment		1,690	(7,263)					(5,573)
Sale of property			34,807					34,807
Proceeds from sale of equity investment			11,992					11,992
Acquisition of Bay View, net of cash acquired			(62,614)		850			(61,764)
Change in restricted cash—securitization notes payable					(195,456)			(195,456)
Change in restricted cash—credit facilities					325,724			325,724
Change in other assets			(6,568)		95			(6,473)
Net change in investment in affiliates		(1,606)	(68,117)		(128,543)		198,266

Net cash provided (used) by investing activities		84	(109,909)		(2,305,080)		198,266	(2,216,639)

Cash flows from financing activities:
Net change in credit facilities					887,430			887,430
Issuance of securitization notes payable					4,645,000			4,645,000
Payments on securitization notes payable					(3,760,931)			(3,760,931)
Retirement of senior notes		(167,750)						(167,750)
Debt issuance costs		1,535			(16,055)			(14,520)
Repurchase of common stock		(528,070)						(528,070)
Net proceeds from issuance of common stock		32,467	121		196,539		(196,660)	32,467
Other net changes		8,476	(779)					7,697
Net change in due (to) from affiliates		613,850	(77,262)		(543,338)		6,750

Net cash (used) provided by financing activities		(39,492)	(77,920)		1,408,645		(189,910)	1,101,323

Net decrease in cash and cash equivalents		(9,028)	(153,304)		(9)		8,356	(153,985)
Effect of Canadian exchange rate changes on cash and cash equivalents		9,028	3,043		9		(8,356)	3,724
Cash and cash equivalents at beginning of year			663,501					663,501

Cash and cash equivalents at end of year	$		$513,240	$		$		$513,240

AMERICREDIT CORP.

FINANCIAL STATEMENT SCHEDULE

CONSOLIDATING STATEMENT OF CASH FLOWS

Year Ended June 30, 2005

(in thousands)

	AmeriCredit Corp.		Guarantors	Non- Guarantors		Eliminations		Consolidated
Cash flows from operating activities:
Net income		$285,909	$262,454		$235,898		$(498,352)	$285,909
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization		2,238	17,748		18,281			38,267
Accretion and amortization of loan fees			(4,300)		21,262			16,962
Provision for loan losses			(20,189)		438,900			418,711
Deferred income taxes		276,831	77,216		(404,265)			(50,218)
Accretion of present value discount			7,246		(85,312)			(78,066)
Stock based compensation expense		11,468						11,468
Other			793		543			1,336
Equity in income of affiliates		(262,454)	(235,898)				498,352
Changes in assets and liabilities:
Other assets		913	(43,591)		17,100			(25,578)
Accrued taxes and expenses		58,639	(78,032)		14,564			(4,829)

Net cash provided (used) by operating activities		373,544	(16,553)		256,971			613,962

Cash flows from investing activities:
Purchases of receivables			(5,447,444)		(5,382,701)		5,382,701	(5,447,444)
Principal collections and recoveries on receivables			80,062		3,122,726			3,202,788
Net proceeds from sale of receivables			5,382,701				(5,382,701)
Distributions from gain on sale Trusts			1,599		545,412			547,011
Purchases of property and equipment		(6,622)	(1,054)					(7,676)
Change in restricted cash—securitization notes payable					(147,476)			(147,476)
Change in restricted cash—credit facilities					(245,551)			(245,551)
Change in other assets			29,442					29,442
Net change in investment in affiliates		7,764	1,421,785		(126,285)		(1,303,264)

Net cash provided (used) by investing activities		1,142	1,467,091		(2,233,875)		(1,303,264)	(2,068,906)

Cash flows from financing activities:
Net change in credit facilities					490,974			490,974
Issuance of securitization notes payable					4,550,000			4,550,000
Payments on securitization notes payable					(2,990,238)			(2,990,238)
Debt issuance costs		(74)	(891)		(20,612)			(21,577)
Repurchase of common stock		(362,570)						(362,570)
Net proceeds from issuance of common stock		42,201	33,920		(1,315,198)		1,281,278	42,201
Other net changes		(12,383)	(893)					(13,276)
Net change in due (to) from affiliates		(49,660)	(1,241,637)		1,261,971		29,326

Net cash (used) provided by financing activities		(382,486)	(1,209,501)		1,976,897		1,310,604	1,695,514

Net (decrease) increase in cash and cash equivalents		(7,800)	241,037		(7)		7,340	240,570
Effect of Canadian exchange rate changes on cash and cash equivalents		7,800	1,014		7		(7,340)	1,481
Cash and cash equivalents at beginning of year			421,450					421,450

Cash and cash equivalents at end of year	$		$663,501	$		$		$663,501

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

AmeriCredit Corp.:

We have audited the accompanying consolidated balance sheet of AmeriCredit Corp. and subsidiaries (the “Company”) as of June 30, 2007, and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of AmeriCredit Corp. and subsidiaries at June 30, 2007, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated August 28, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

DELOITTE & TOUCHE LLP

Dallas, Texas

August 28, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

AmeriCredit Corp.:

In our opinion, the consolidated balance sheet as of June 30, 2006 and the related consolidated statements of income and comprehensive income, of shareholders’ equity and of cash flows for each of two years in the period ended June 30, 2006 present fairly, in all material respects, the financial position of AmeriCredit Corp. and its subsidiaries at June 30, 2006, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Dallas, Texas

September 8, 2006